MAIDENFORM BRANDS, INC. REPORTS THIRD QUARTER 2010 RESULTS AND
PROVIDES FULL YEAR OUTLOOK FOR 2010

•	Net sales increased 13.3%

•	Earnings per share (EPS) of $0.55, an increase of 31% (excluding a one-time tax benefit in 2009)

•	Shapewear net sales increased 9.0%

•	Bra net sales increased 15.0%

•	Department stores and national chain stores channel net sales increased 8.9%

•	Mass merchant channel net sales increased 14.5%

•	International net sales increased 40.4%

Iselin, New Jersey, November 10, 2010—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported third quarter 2010 net sales of $145.8 million, an increase of 13.3% over the third quarter of 2009, driven by continued strength in its core bra and shapewear businesses globally, sales to a specialty retailer and replenishment of products under its DKNY® licensed brand.

Reported EPS was $0.55 for the third quarter of 2010 compared to EPS of $0.67 in the third quarter of 2009.  During the third quarter of 2009, the Company recorded a non-cash, one-time benefit of $6.1 million, or $0.25 per share, primarily associated with the recognition of additional net deferred tax assets. EPS of $0.55 for the third quarter of 2010 was up 31% from EPS of $0.42 in the third quarter 2009, excluding the tax benefit.

“Our team is executing well on our strategies and that is translating into continued growth in sales and profits, both domestically and internationally” stated Maurice S. Reznik, Chief Executive Officer. “Our passion for innovation combined with our brand and product strength is resonating with consumers and we are well poised to deliver a third consecutive year of growth in 2011.”

Financial Results for Third Quarter 2010 versus Third Quarter 2009

Net sales for the third quarter of 2010 increased $17.1 million, or 13.3%, to $145.8 million.  Wholesale segment net sales in the third quarter of 2010 increased $16.7 million, or 14.9%, to $128.6 million. Retail segment net sales increased $0.4 million, or 2.4%, to $17.2 million.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel increased $4.9 million, or 8.9%, to $60.2 million in the third quarter of 2010.  This increase was due to the solid performance across the bra, shapewear and pants categories, including new product introductions, and the continued momentum from the Company’s licensed brand DKNY®.

Mass Merchants
Mass merchant channel net sales increased $4.9 million, or 14.5%, to $38.8 million in the third quarter of 2010.  This increase included sales of shapewear products in the Self Expressions® brand which were not in the same period of 2009 and strong sales growth in the Sweet Nothings® brand shapewear category.  Partially offsetting these increases was a decline in sales with a warehouse customer resulting from the timing of program deliveries.

Other
Net sales in the other channel increased $6.9 million, or 30.4%, to $29.6 million in the third quarter of 2010 primarily from increased sales to a specialty retailer.

Total international net sales, which are included in the wholesale segment, increased $4.0 million, or 40.4%, to $13.9 million resulting from increases in Mexico, Canada and Spain.

Retail Segment

Total retail segment net sales increased $0.4 million, or 2.4%, to $17.2 million.  Same store sales, defined as outlet stores that have been open for more than one year, increased 2.2%.  Internet sales increased $0.1 million, or 7.1%, to $1.5 million.  The retail segment operated 73 outlet stores and four shapewear kiosk and carts as of the end of the third quarter of 2010 and 76 outlet stores as of the end of the third quarter of 2009.

Consolidated gross profit increased $8.1 million, or 18.1%, to $52.8 million in the third quarter of 2010.  As a percentage of net sales, consolidated gross margins were 36.2% in the third quarter of 2010 versus 34.7% in the third quarter of 2009. This 150 basis point increase was a result of product mix and the benefit from product cost reduction efforts, which were partially offset by customer mix, including a higher percentage of net sales from the Company’s lower margin other channel.

Consolidated selling, general and administrative expenses (SG&A) increased $3.6 million, or 12.8%, to $31.7 million in the third quarter of 2010 primarily as a result of increased payroll and related benefits associated with new positions added to support the Company’s strategic initiatives, increased retail operating expenses, such as kiosk and cart expenditures and store lease renewals, increased marketing expenditures, variable distribution costs, and increased professional fees.  As a percentage of net sales, SG&A declined to 21.7% in the third quarter of 2010 compared to 21.8% in the third quarter of 2009.

Due to all of the factors described above, operating income in the third quarter of 2010 was $21.1 million, or 14.5% of net sales, compared to $16.6 million, or 12.9% of net sales, in the third quarter of 2009.

Net interest expense in the third quarter of 2010 was $0.2 million compared to $0.5 million in the third quarter of 2009 as the Company benefited primarily from lower average debt outstanding and a lower average interest rate for the third quarter of 2010 as compared to the same period in 2009.

The Company’s effective income tax rate for the third quarter of 2010 was 38.9% compared to 0.6% in the third quarter of 2009.  The lower effective income tax rate in the third quarter 2009 resulted from additional net deferred tax assets, principally related to net operating losses that were recorded after the conclusion of an Internal Revenue Service audit during the period.  Excluding the non-cash, one-time benefit of $6.1 million, the effective income tax rate for the third quarter 2009 was 38.2%.

Net income for the third quarter of 2010 and 2009 was $12.8 million and $16.0 million, respectively, and EPS was $0.55 and $0.67, respectively.  Excluding the non-cash, one-time benefit mentioned above, net income for the third quarter of 2009 was $9.9 million and EPS was $0.42.

Financial Results for Year-To-Date 2010 versus Year-To-Date 2009

Net sales for the first nine months of 2010 increased $81.0 million, or 22.7%, to $438.1 million.  The improvement over the same period in 2009 was driven by increases across all channels of distribution.  Wholesale segment net sales, on a year-to-date basis, increased $80.2 million, or 25.5%, to $395.1 million.  Total international net sales increased $10.7 million, or 42.1%, to $36.1 million resulting from the reasons mentioned above, in addition to increases in Northern Europe, the Benelux countries and Russia. Retail segment net sales for the first nine months of 2010 increased $0.8 million, or 1.9%, to $43.0 million.  Same store sales for Maidenform’s retail outlet stores increased 2.7%.  Internet sales were unchanged at $3.9 million for the nine months ended 2010 and 2009.  The Company’s net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins, on a year-to-date basis were 36.2% versus 34.2% for the same period in 2009.  This 200 basis point increase was a result of product mix and the benefit from product cost reduction efforts.

Year-to-date operating income for 2010 was $64.8 million, or 14.8% of net sales, versus $40.3 million, or 11.3% of net sales, for the first nine months of 2009.

Net income for the first nine months of 2010 was $38.6 million and EPS was $1.65.  Net income for the nine months of 2009 was $29.3 million and EPS was $1.24.  Excluding the non-cash, one-time benefit mentioned above, net income for the nine months of 2009 was $23.2 million and EPS was $0.98.
Total cash and cash equivalents at the end of the third quarter of 2010 were $51.9 million compared to $62.1 million at the end of the third quarter of 2009.  The Company’s outstanding debt was $70.4 million as of October 2, 2010 versus $87.5 million as of October 3, 2009.  Net debt totaled $18.5 million at the end of the third quarter of 2010, with no material maturities until 2014.

Financial Performance Guidance for 2010:

2010 Fourth Quarter and Full Year Outlook:

•	Fourth quarter net sales are expected to increase in the mid-to-upper single digits percentage range with full year net sales up in the upper-teens percentage range;
•	Gross margin rates are anticipated to be in the mid-30 percent range for the fourth quarter and full year;
•
Fourth quarter EPS is expected to be in the range of $0.25 to $0.29 per share with full year EPS in the range of $1.90 - $1.94.  This compares to the Company’s previous full year guidance of $1.88 - $1.93.

2011 Trend:

•	Wholesale branded net sales growth is expected to increase by 10% to 12% over 2010;
•	Private label sales are expected to decline in 2011 as an existing bra program matures;
•	2011 total Company net sales are expected to increase in the mid-to-upper single digit percentage range for the year.

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, November 10, 2010 at 8:30 am ET to discuss its third quarter 2010 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through November 24, 2010 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 65763604.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 87-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Luleh® , Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	October 2,	January 2,
	2010	2010
Assets
Current assets
Cash and cash equivalents	$51,915	$89,159
Accounts receivable, net	74,319	42,951
Inventories	100,909	77,605
Deferred income taxes	14,790	14,790
Prepaid expenses and other current assets	10,347	7,878
Total current assets	252,280	232,383
Property, plant and equipment, net	23,964	22,228
Goodwill	7,162	7,162
Intangible assets, net	94,131	96,198
Other non-current assets	592	771
Total assets	$378,129	$358,742

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	56,368	43,473
Accrued expenses and other current liabilities	32,464	28,366
Total current liabilities	89,932	72,939
Long-term debt	69,325	86,150
Deferred income taxes	25,180	22,934
Other non-current liabilities	9,788	9,888
Total liabilities	194,225	191,911

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
24,399,746 shares issued and 22,778,130 outstanding at October 2, 2010
and 23,981,108 shares issued and 23,341,444 outstanding at January 2, 2010	244	240
Additional paid-in capital	75,367	66,574
Retained earnings	141,969	112,419
Accumulated other comprehensive loss	(3,514)	(3,385)
Treasury stock, at cost (1,621,616 shares at October 2, 2010 and
639,664 shares at January 2, 2010)	(30,162)	(9,017)
Total stockholders’ equity	183,904	166,831
Total liabilities and stockholders’ equity	$378,129	$358,742

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$145,769	$128,685	$438,092	$357,123
Cost of sales	92,975	84,050	279,309	234,845
Gross profit	52,794	44,635	158,783	122,278
Selling, general and administrative expenses	31,620	28,011	94,036	81,944
Operating income	21,174	16,624	64,747	40,334

Interest expense, net	243	494	798	1,794
Income before provision for income taxes	20,931	16,130	63,949	38,540
Income tax expense	8,143	94	25,394	9,233
Net income	$12,788	$16,036	$38,555	$29,307
Basic earnings per common share	$0.57	$0.70	$1.70	$1.29
Diluted earnings per common share	$0.55	$0.67	$1.65	$1.24
Basic weighted average number of shares outstanding	22,606,900	22,861,486	22,723,196	22,640,594
Diluted weighted average number of shares outstanding	23,214,735	23,826,097	23,406,037	23,593,985

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	October 2,	October 3,
	2010	2009
Cash flows from operating activities
Net income	$38,555	$29,307
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	2,624	2,651
Amortization of intangible assets	835	871
Amortization of deferred financing costs	138	138
Stock-based compensation	2,238	1,774
Deferred income taxes	2,361	(3,191)
Excess tax benefits related to stock-based compensation	(7,789)	(2,349)
Bad debt expense	(140)	214
Other non-cash items	1,509	(2,478)
Net changes in operating assets and liabilities
Accounts receivable	(31,274)	(24,599)
Inventories	(23,272)	5,807
Prepaid expenses and other current and
non-current assets	(859)	929
Accounts payable	12,893	2,034
Accrued expenses and other current and
non-current liabilities	5,785	3,962
Income taxes payable	3,784	3,201
Net cash provided by operating activities	7,388	18,271
Cash flows from investing activities
Capital expenditures	(4,560)	(2,692)
Net cash used in investing activities	(4,560)	(2,692)
Cash flows from financing activities
Term loan repayments	(16,825)	(825)
Proceeds from stock options exercised	2,454	1,877
Excess tax benefits related to stock-based compensation	7,789	2,349
Payments of employee withholding taxes related to equity awards	(896)	(162)
Purchase of common stock for treasury	(32,352)	-
Payments of capital lease obligations	(69)	(151)
Net cash (used in) provided by financing activities	(39,899)	3,088
Effects of exchange rate changes on cash	(173)	(17)
Net (decrease) increase in cash	(37,244)	18,650
Cash and cash equivalents
Beginning of period	89,159	43,463
End of period	$51,915	$62,113

Supplementary disclosure of cash flow information
Cash paid during the period
	$743	$2,043
Income taxes	$19,123	$11,288

Supplemental schedule of non-cash investing and financing activities
Treasury stock issued related to equity award activity	$12,058	$5,083

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	October 2,	October 3,	$	%
	2010	2009 (1)	change	change
	(in millions)
Department stores and
national chain stores	$60.2	$55.3	$4.9	8.9%
Mass merchants	38.8	33.9	4.9	14.5
Other	29.6	22.7	6.9	30.4
Total wholesale	128.6	111.9	16.7	14.9

Retail	17.2	16.8	0.4	2.4

Total consolidated net sales	$145.8	$128.7	$17.1	13.3%

	Nine months ended
	October 2,	October 3,	$	%
	2010	2009 (1)	change	change
	(in millions)
Department stores and
national chain stores	$183.4	$154.7	$28.7	18.6%
Mass merchants	127.1	100.0	27.1	27.1
Other	84.6	60.2	24.4	40.5
Total wholesale	395.1	314.9	80.2	25.5

Retail	43.0	42.2	0.8	1.9

Total consolidated net sales	$438.1	$357.1	$81.0	22.7%

	Three months ended		Nine months ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Bras	62%	62%	63%	64%
Shapewear	31	33	32	30
Panties	7	5	5	6
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to current year presentation.

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